EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We hereby consent to incorporation by reference in the Form S-8 Registration Statement dated April 17, 2002 of our report dated April 8, 2002, relating to the balance sheet of Raptor Investments, Inc. as of December 31, 2001 and the related statements of operations, changes in stockholders' deficiency, and cash flows for the year then ended, which report appears in the December 31, 2001 annual report on Form 10-KSB of Raptor Investments, Inc. filed with the Securities and Exchange Commission on April 15, 2002.

We also consent to the references to our firm under the caption "Experts" in the prospectus that is contained in the foregoing registration statement.






                         WEINBERG & COMPANY, P.A.
                         Certified Public Accountants



Boca Raton, Florida
April 17, 2002




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